==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) October 26, 1999
                                                      ----------------

                           Statewide Financial Corp.
                           -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                        --------------




     ==================================================================


     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, October 26, 1999 announcing registrant's third quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 Registrant issued a press release on Tuesday, October 26, 1999 announcing registrant's third quarter earnings.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    November 8, 1999              By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President,
                                                  Chief Financial Officer,
                                                  Secretary and Treasurer



                                 EXHIBIT INDEX
                                 -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Registrant issued a press release on Tuesday, October 26, 1999 announcing registrant's third quarter earnings.



     FOR IMMEDIATE RELEASE                   CONTACT:  Bernard F. Lenihan
     October 26, 1999                                        201-795-4000
                                                       Tony Cicatiello
                                                             732-382-1066

     STATEWIDE FINANCIAL CORP. REPORTS RECORD THIRD QUARTER 1999 EARNINGS


     Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A. today reported third quarter 1999 net income of $1,628,000, or $0.42 per share, assuming dilution, as compared to a net loss of $341,000, or $0.09 per share, assuming dilution, for the same quarter during 1998. Basic earnings per share were $0.44 for the third quarter of 1999, as compared to a basic loss per share of $0.09 for the third quarter of 1998.

     Net income for the third quarter of 1998 was affected by a pre-tax charge of $1.9 million to recognize additional amortization of premiums related to prepayment speeds in the Company's mortgage-backed investment securities portfolio.

     Net income for the nine months ended September 30, 1999, totaled $4,154,000, or $1.08 per share, assuming dilution, compared to $2,177,000, or $0.52 per share, assuming dilution, for the same period of the prior year. Earnings for the nine months ending September 30, 1999 include pre-tax acquisition costs of $503,000 incurred in connection with the Company's pending acquisition by Independence Community Bank Corp.("Independence"). Excluding acquisition costs, net income totaled $4,473,000, or $1.16 per share, assuming dilution, for the nine months ended September 30, 1999. Earnings during the nine months ended September 30, 1998 reflected the $1.9 million pre-tax charge as discussed above. Basic earnings per share for the nine months ended September 30, 1999 were $1.13 per share, compared to $0.55 per share for the same period of the prior year. Basic earnings per share for the nine months ended September 30, 1999, excluding acquisition costs, were $1.21 per share.

     "The record results for the third quarter of this year reflect the tireless efforts and dedication of Statewide's management and staff along with the successful implementation of past initiatives and continued progress toward reaching our strategic goals," stated Victor
     M. Richel, chairman, president and chief executive officer of Statewide Financial Corp. He added that "continued strong commercial loan growth, including lending to mortgage bankers by Statewide Funding, was the significant factor in our revenue growth, as well in our core deposit growth, as relationship building efforts continued to yield significant results. As a result of this combination, average interest earning assets grew 14% during the current year's quarter over the prior year's quarter, and net interest margin increased to 3.76%."

     The Company's total assets were $743.7 million at September 30, 1999 compared to $717.5 million at December 31, 1998. The period-ended balances increased $26.2 million between these periods principally from growth in the commercial and consumer loan portfolios and the mortgage-backed securities portfolio, partially offset by declines in debt securities, one-to-four family mortgage loans and a slight pullback in the Statewide Funding lines of credit to mortgage bankers.

     Loans at September 30, 1999 increased $22.9 million over December 31, 1998 as a result of growth of $25.6 million, or 31.9%, in the construction, multi-family, commercial mortgage and business loan portfolios, along with a $3.8 million, or 9.3%, increase in the consumer loan portfolio. This growth was partially offset by a slight decline in the one-to-four family mortgage loan portfolio of $1.0 million, or 0.5%, despite originations of $37.9 million during the period. In addition, outstanding Statewide Funding loans to mortgage bankers declined from $47.8 million to $42.9 million as mortgage refinancings declined. However, while utilization under lines of credit has declined, more customers have been added; so that total lines of credit have increased $48.7 million to $127.2 million at September 30, 1999.

     Mortgage-backed securities increased $11.3 million between December 31, 1998 and September 30, 1999 as the Company continued its growth strategy with the purchase of $144.3 million of mortgage-backed securities and private label collateralized mortgage obligations, which more than offset $62.0 million of sales and $64.2 million in normal amortization and accelerated prepayments recorded during the period. At September 30, 1999, the debt securities portfolio declined $19.0 million to $49.4 million from $68.3 million at December 31, 1998, reflecting calls, maturities and sales of U.S. Treasury, Agency and corporate debt. Also, during the second quarter of this year, Statewide purchased an additional $2.3 million of FHLBNY stock.

     Borrowed funds totaled $235.0 million at September 30, 1999 as compared to $206.7 million at December 31, 1998. The increase of $28.3 million in borrowed funds during the current year was used in conjunction with growth in core deposits to fund: growth in loans, maturities of certificates of deposit for holders who sought rates higher than the Company's alternate borrowing rates and repurchases of the Company's common stock. Borrowed funds consist of $28.0 million in overnight advances, $61.0 million of short term repurchase agreements which mature within 7 days and $146.0 million which have final maturity dates ranging from July 2000 to September 2002, but are callable earlier at the lender's option. Of this $146.0 million, $86.0 million have interest rates ranging from 5.43% to 5.54% and are callable quarterly through maturity, and $60.0 million have an interest rate of 5.52% and are first callable in November 1999 and quarterly thereafter.

     Deposits totaled $448.6 million at September 30, 1999 as compared to $443.7 million at December 31, 1998. The increase in total deposits for the current year resulted primarily from growth in core deposits of $9.5 million, partially offset by a decrease of $4.6 million in certificates of deposit as the Company continued with its strategy of not matching competitors' most aggressive interest rates unless the Company believes that a key relationship is in jeopardy. At September 30, 1999, core deposits were $282.1 million compared to $272.6 million at December 31, 1998. Within core deposits, savings and checking accounts increased $6.9 million and $4.9 million, respectively, reflecting the Company's continued relationship building efforts, and the expansion of the Company's branch network during the second quarter of this year. Partially offsetting these increases was a decrease in money market accounts of $2.3 million.

     Shareholders' equity decreased $6.7 million during the current year to $53.8 million at September 30, 1999 from $60.5 million at December 31, 1998. The decrease during the first nine months resulted from the repurchase and retirement of 112,000 shares of the Company's common stock for $2.2 million during the first quarter of 1999, the declaration of three quarterly cash dividends, and a decrease of $8.4 million (net of tax) in the September 30, 1999 market value of the Company's investment portfolio from the valuation at December 31, 1998. Partially offsetting these decreases were the current year's net income of $4.2 million, funds received from the exercise of stock options, and the allocation of shares under the Company's Employee Stock Ownership Plan (ESOP) and other benefit plans.

     The results of operations for the three and nine months ended September 30, 1999 reflect increases in net interest income, before provisions for loans losses, of $2.9 million and $4.2 million, respectively, from the same periods a year ago. The prior year's net interest income included a $1.9 million charge for the recognition of additional premium amortization on mortgage-backed securities. Excluding this special charge incurred during 1998, net interest income before provision for loan losses for the current-year periods increased $1.0 million and $2.3 million, respectively. These increases during the periods reflect continued growth in average loan and investment security balances and the change in mix in deposits from higher rate certificates of deposit into lower rate core deposits, partially offset by the cost of additional borrowing to fund growth in assets and to repurchase the Company's common stock during the first quarter of this year. The net interest margin was 3.76% and 3.70% for the three and nine months ended September 30, 1999, respectively, as compared to 3.39% and 3.41% for the three and nine months ended September 30, 1998. Also contributing to higher earnings for the periods were increased recurring non-interest income. The results of operations also reflect merger related costs, branch openings and consolidations and normal salary and wage increases which caused non-interest expense to increase during the current nine-month period compared to the same period last year. However, non-interest expense for the three-month period decreased from year-ago levels primarily as a result of termination of the Statewide Employee Stock Ownership Plan ("ESOP") on June 30, 1999.

     Interest income for the three and nine months ended September 30, 1999 increased $3.6 million and $6.0 million, respectively, as compared to the same periods of the prior year. Excluding the $1.9 million charge incurred during 1998, interest income for the current-year periods increased $1.7 million and $4.1 million, respectively. Of these increases, interest income on loans accounted for $0.9 million and $2.4 million, respectively, primarily from continued growth in lending to mortgage bankers by Statewide Funding and from growth in commercial loans. Average balances of these portfolios increased $57.8 million and $69.9 million for the three months and nine months ended September 30, 1999, over the same periods of the prior year. Also, during the current-year three and nine-month periods, the average consumer loan portfolio increased $3.6 million and $3.4 million, respectively. Partially offsetting the growth in these portfolios was the effect from significant increases in mortgage refinancing activity which caused a decline in the average one-to-four family loan portfolio for the current-year three and nine-month periods ended September 30, 1999 of $18.0 million and $32.2 million, respectively, over the same periods of last year despite originations of $37.9 million during the nine months ended September 30, 1999. Yields in the one-to-four family loans declined 8 basis points during the current three-month period and 13 basis points during the current nine-month period to 7.36% and 7.40%, respectively. Interest income on securities, excluding the effect of the 1998 charge, increased during the current quarter and the current year-to-date period over the same periods of the prior year by $0.8 million and $1.7 million, respectively. This increase reflects purchases in the investment securities portfolio during the fourth quarter of 1998 and first half of 1999 when greater spreads between funding rates and yields on securities allowed leveraging to be a viable growth strategy.

     The average cost of deposits and borrowed funds decreased 13 basis points and 17 basis points during the three months and nine months ended September 30, 1999, as compared to the same periods a year ago. These decreases were a result of a change in the mix of deposits along with lower costs for both deposits and borrowings, partially offset by an increase in short-term borrowed funds. The Company lowered its overall cost of core deposits because the increase in no or low interest cost transaction accounts was greater than the increase in core savings accounts. In addition, the Company lowered interest rates offered to its depositors during the period of general interest rate decline during 1998. As a result, the cost of deposits decreased 44 basis points from the September 30, 1998 quarter, to 2.95% for the quarter ended September 30, 1999. Similarly, the cost of deposits for the current-year nine-month period decreased 46 basis points to 2.99% as compared to the same period last year. Also, during the current-year quarter and current year-to-date period the costs of borrowings decreased 13 basis points and 21 basis points, respectively, as compared to the prior-year period. The current-year periods reflect higher borrowing levels which were used to fund asset growth. These additional borrowings continue to remain short term, and are similar to the duration or repricing characteristic inherent in the asset growth. The increased borrowing levels, partially offset by costs paid on deposits and borrowed funds resulted in an interest expense increase of $0.8 million and $1.8 million during the three and nine months ended September 30, 1999, respectively, as compared to the same period of the prior year.

     Provision for loan losses totaled $249,000 and $747,000 for the three and nine months ended September 30, 1999, an increase of $78,000 and $276,000 over the three and nine-month periods of the prior year. The increase in provision for loan losses was determined by management after review of, among other things, the Company's loan portfolio, the risk inherent in the Company's lending activities, changes in the composition and volume of the Company's loan portfolio, and the local economy in the Company's market area.

     Non-interest income for the three and nine months ended September 30, 1999 totaled $774,000 and $2,427,000, respectively, as compared to $650,000 and $2,131,000 for the same periods of the prior year. Recurring non-interest income, which excludes net security gains and a $0.3 million gain recorded on the sale of the Passaic branch in the second quarter 1998, grew $0.1 million, or 20.0%, and $0.6 million, or 31.2%, for the three and nine months ended September 30, 1999 over the same periods of the prior year. "Service fee growth for the current-year periods reflect the continued benefit of the Company's fee enhancement initiative implemented during mid-1998 along with higher fees earned in our mortgage funding division," Richel stated. Current quarter and year-to-date growth over the same periods of the prior year reflect increased ATM revenue from greater volume in non-customer ATM usage, growth in both wire transfer and branch service fees as more commercial services are being provided to the Company's expanding commercial customer base, and higher annuity sales generated in the retail branches. Partially offsetting the current quarter's growth was a decrease in deposit account activity fees. However, the year-to-date deposit account fees well exceed the fees earned during the same period of last year. Current year-to-date non-interest income also includes fees of $66,000 from sales of SBA loans with no like fees earned during the preceding year. In addition, wholesale mortgage funding transaction fees earned during the three and nine months ended September 30, 1999 totaled $72,000 and $182,000, respectively, as compared to $16,000 for both the three and nine months ended September 30, 1998.

     Non-interest expense for the three and nine months ended September 30, 1999 totaled $4.8 million and $14.6 million, respectively, excluding acquisition costs, as compared to $4.8 million and $13.9 million for the same periods of the prior year. Increased non-interest expense for the current year nine-month period primarily reflects higher salaries, benefits costs and operating costs associated with expansion initiatives of the Bank, partially offset by lower professional fees and net insurance costs.

     Salary and benefit costs for the current year three-month and nine-month periods fully reflect staff additions during 1998 for the newly formed Statewide Funding division, for the opening of the North Arlington, New Jersey, branch and for expansion within the commercial lending division, whereas there was limited related expense for these staff additions in the prior-year periods. In addition, current-year periods also reflect the opening of the Maplewood, New Jersey branch during late second quarter of this year. Also contributing to the rise in the current-year periods' expense were normal merit increases, incentive plan accruals, employee training and education. In addition, effective June 30, 1999, in accordance with the terms and conditions of the merger agreement with Independence, Statewide terminated its ESOP. This plan termination reduced the current-year's quarter salary and benefits below the comparable quarter of the prior year and partially offset the current-year's nine month rise mentioned above over the comparable prior-year period. In addition, the prior year-ago periods reflected higher costs related to the Company's ongoing FIRREA litigation against the Federal government, for the review of the Company benefit programs, and its fee enhancement program.

     Acquisition costs incurred in connection with the Company's pending acquisition by Independence for the three and nine months ending September 30, 1999 totaled $15,000 and $503,000, respectively. These costs primarily consisted of professional fees paid and were not included in the comparative analysis for the periods discussed in the preceding paragraph.

     The Company announced on April 13, 1999 that it had entered into a definitive agreement to merge with Independence. Under the terms of the agreement, which is subject to approval by regulatory authorities and by Statewide shareholders, the Company's shareholders will receive a combination of stock and cash subject to election, proration and allocation procedures. Based on Independence's closing price on April 12, 1999, the transaction has an implied per share value of $25.31 per Statewide Financial Corp. share. The transaction will be accounted for as a purchase and is expected to close by January 31, 2000.

     Headquartered in Jersey City, New Jersey, Statewide Savings Bank is a state chartered stock savings and loan association that conducts business from 15 locations in Hudson, Union, Essex and Bergen counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).

     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended regarding the Company's future performance during 1999. Forward-looking statements can be identified by the use of words as "believes", "expects", "estimate" and "anticipated" or similar expressions. Such statements are not historical facts and involve certain risk and uncertainties. The company believes such statements to be reasonable and makes them in good faith, however, such forward-looking statements almost always vary from actual results, and the differences between assumptions underlying such statements and actual results can be material. Factors which may make actual results differ from anticipated results include, but are not limited to, changes in market interest rates; unforeseen competition; changes in customer economic activity which may affect loan activity; changes in the economy of the Company's market area, and other uncertainties, all of which are difficult to predict and beyond control of the Company. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.

     SELECTED FINANCIAL CONDITION DATA     September 30,  December 31,
                                                1999          1998
                                                ----          ----
     dollars in thousands, except per
     share data
     Total Assets                               $ 743,736    $ 717,517
     Loans, Net                                 $ 389,394    $ 366,458
     Debt and Equity Securities                 $  49,355    $  68,312
     Mortgage-backed Securities                 $ 259,363    $ 248,035
     Other Real Estate Owned, Net               $     367    $     523
     Total Deposits                             $ 448,551    $ 443,705
     Borrowed Funds                             $ 235,000    $ 206,681
     Shareholders' Equity                       $  53,796    $  60,499
     Book Value per share                       $   13.27    $   14.57

     SELECTED OPERATING DATA          For the Three        For the Nine
                                       Months Ended        Months Ended
                                      September 30,       September 30,
     dollars in thousands, except     1999      1998      1999      1998
     per share data                   ----      ----      ----      ----
     Interest Income                  $13,351  $ 9,738    $39,478   $33,478
     Interest Expense                   6,562    5,810     19,382    17,581
                                      -------  -------    -------   -------
     Net Interest Income                6,789    3,928     20,096    15,897
     Provision For Loan Losses            249      171        747       471
                                      -------  -------    -------   -------
     Net Interest Income After
      Provision For Loan Losses         6,540    3,757     19,349    15,426
     Non-interest Income                  774      650      2,401     2,131
     Net Gain of Sale of
      Investment Securities               -         -          26       -
     Foreclosed Real Estate
      Expense, Net                         14       15         23        41
     Other Non-interest Expense         4,752    4,778     15,121    13,855
                                      -------  -------    -------   -------
     Income Before Income Taxes         2,548     (386)     6,632     3,661
     Income Tax Expense                   920      (45)     2,478     1,484
                                      -------  -------    -------   -------
     Net Income                       $ 1,628  $  (341)   $ 4,154   $ 2,177
                                      =======  =======    =======   =======
     Earnings per share:
          Basic                        $ 0.44  $ (0.09)    $ 1.13    $ 0.55
                                       ======  =======     ======    ======
          Diluted                      $ 0.42  $ (0.09)    $ 1.08    $ 0.52
                                       ======  =======     ======    ======
     Weighted Average Number
      of Shares:
          Basic                     3,722,278 3,914,679 3,692,097 3,981,646
          Diluted                   3,897,351 3,914,679 3,856,615 4,161,318

     SELECTED FINANCIAL RATIOS(1)            At or For the   At or For the
                                              Three Months    Nine Months
                                                 Ended           Ended
                                             September 30,   September 30,
                                              1999    1998    1999   1998
                                              ----    ----    ----   ----
     Return on Average Assets                 0.88%  (0.21)%  0.75%   0.44%
     Return on Average Equity                12.18%  (2.25)%  9.73%   4.58%
     Capital to Assets                        7.23%   9.38 %  7.23%   9.38%
     Net Interest Rate Spread(2)              3.55%   3.11 %  3.48%   3.12%
     Net Interest Margin                      3.76%   3.39 %  3.70%   3.41%
     Non-interest Income to Average Assets    0.42%   0.40 %  0.43%   0.43%
     Non-interest Expense to Average Assets   2.56%   2.93 %  2.72%   2.81%
     Efficiency Ratio(4)                     65.16% 104.70 % 69.63%  78.68%
     Average Interest-earning Assets to
      Average Deposits and Borrowings       104.61% 107.67 %105.61% 108.06%


     REGULATORY CAPITAL RATIOS:               September 30,  December 31,
                                                   1999          1998
                                                   ----          ----
     Tangible Capital Ratio                         7.59%        7.95%
     Core Capital Ratio                             7.59%        7.95%

     ASSET QUALITY RATIOS:
     Non-Performing Loans to Total Net Loans        0.55%        0.68%
     Non-Performing Loans to Total Assets           0.29%        0.35%
     Non-Performing Assets to Total Assets          0.34%        0.42%
     Allowance for Loan Losses to Non-
     Performing Loans                             164.86%      122.73%
     Allowance for Loan Losses to Total Net
     Loans                                          0.90%        0.83%
     OTHER DATA
     Number of Deposit Accounts                    51,958       52,272
     Number of Offices(5)                              15           16

     Notes to Selected Financial Ratios

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between weighted average yield on average interest-earning assets and weighted average costs of average deposits and borrowed funds.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.

     (5) The 70 Sip Avenue and Martin Luther King branches were consolidated into the PATH branch during the second quarter of 1999, and on June 5, 1999 the Maplewood branch opened for business. The Passaic branch was sold as of the close of business on April 10, 1998, and the North Arlington branch opened for business on May 9, 1998.